Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-292091) of Lumexa Imaging Holdings, Inc. of our report dated March 30, 2026 relating to the financial statements of BTDI JV, LLP, which appears in this Annual Report on Form 10-K of Lumexa Imaging Holdings, Inc.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
March 30, 2026